Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Microchip Technology Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 33-59686, 33-80072, 33-81690, 33-83196, 333-872, 333-40791, 333-67215,
333-93571, 333-51322, 333-53876, and 333-73506) on Form S-8 of Microchip
Technology Incorporated of our report dated April 30, 2001, with respect to the consolidated balance sheet of Microchip Technology Incorporated as of March 31, 2001, and the related consolidated statements of income, stockholders' equity and other comprehensive income, and cash flows for the years ended March 31, 2001 and 2000, which report appears in the March 31, 2002, annual report on Form 10-K of Microchip Technology Incorporated.

/s/ KPMG LLP

Phoenix, Arizona
June 3, 2002